SETTLEMENT AGREEMENT

     This Settlement Agreement is made this 12th day of October, 2006, by and between USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USAT"), and SWARTZ PRIVATE EQUITY, LLC, a Georgia limited liability company (“SPE”).

BACKGROUND

     The parties hereto have agreed to fully, completely, and finally settle all of the disputes and differences between them, all as more fully set forth herein, including all those claims and/or counterclaims set forth in the litigation known as Swartz Private Equity, LLC vs. USA Technologies, Inc., State Court of Fulton County, Georgia, Civil Action No. 05VS077772D (the "Action").

AGREEMENT

     NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1. USAT Common Stock. At the time of the execution and delivery of this Agreement, USAT shall deliver to SPE an aggregate of Forty Thousand (40,000) shares of Common Stock, no par value, of USAT (collectively, the “USAT Common Stock”), all as more fully described below. The USAT Common Stock is validly issued and outstanding, duly authorized, fully paid and non-assessable. The certificates representing the USAT Common Stock shall be registered in the name of SPE.

     A. Restricted Stock. 33,184 shares of the USAT Common Stock shall constitute restricted securities as such term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (“Act”)(the “Restricted USAT Common Stock”). The Restricted USAT Common Stock is not currently eligible for sale by SPE under Rule 144(k) promulgated under the Act, and for purposes of Rule 144(d) the Restricted USAT Common Stock is deemed to have been acquired by SPE from USAT on the date hereof. The Restricted USAT Common Stock is subject to the registration rights set forth in Section 2. The certificate representing the Restricted USAT Common Stock shall bear the restrictive legend under the Act referred to in Section 4(h) hereof.

     B. Unrestricted Common Stock. 6,816 shares of the USAT Common Stock (the “Unrestricted USAT Common Stock”) shall be attributable to the cashless exercise by SPE in May and June 2003 of a warrant certificate issued by USAT in favor of SPE dated August 29, 2000. At the time of the exercise, USAT disputed the validity of such exercise and these shares were never delivered by

USAT to SPE. USAT and SPE agree that the cashless exercise was in fact valid, and these shares are being delivered to SPE on the date hereof. The certificate representing the Unrestricted USAT Common Stock shall not bear any restrictive legend under the Act. SPE and USAT acknowledge and agree that the Unrestricted USAT Common Stock is currently eligible for sale by SPE under the exemption from registration set forth in Rule 144(k) promulgated under the Act because under Rule 144(d), SPE is deemed to have acquired the Unrestricted USAT Common Stock on August 29, 2000.

     2. Registration Rights. USAT shall promptly prepare and file, at its sole cost and expense, and thereafter use its best efforts to have declared effective, an appropriate registration statement with the Securities and Exchange Commission (“SEC”) registering all of the Restricted USAT Common Stock for resale by SPE under the Act (the “Registration Statement”). The Registration Statement shall be filed with the SEC no later than October 31, 2006.

     The term “Registration Statement” whenever and as used in this Section 2 shall mean and include for all purposes the Registration Statement and any amendment or post-effective amendment thereto as well as any additional registration statement or amendment or post-effective amendment thereto covering any USAT Restricted Common Stock.

The Registration Statement shall be prepared as a "shelf" registration statement under Rule 415, and USAT shall use its best efforts to have the Registration Statement maintained effective until the earlier of (i) one year from the date hereof, or (ii) the date that all of the Restricted USAT Common Stock is resold by SPE pursuant to the Registration Statement or otherwise.

At USAT’s request, SPE shall furnish to USAT such information regarding SPE, the USAT Common Stock held by SPE, and the intended method of disposition of such Restricted USAT Common Stock to the extent required to effect the registration of the Restricted USAT Common Stock. USAT shall include all information provided by SPE pursuant hereto in the Registration Statement, substantially in the form supplied, except to the extent such information is not permitted by law.

     All expenses (other than any commissions, costs, or expenses whatsoever incurred by SPE in connection with the resale of the Restricted USAT Common Stock, and fees and expenses of counsel or other advisors to SPE) incurred in connection with the preparation of, filing of, seeking the effectiveness of, and maintaining the effectiveness of, the Registration Statement, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for USAT, shall be borne by USAT.

If during any period time that the Restricted USAT Common Stock is not covered by an effective Registration Statement, and provided that USAT is still required hereunder to use its best efforts to maintain the effectiveness of the Registration Statement or to have the Registration Statement declared effective, USAT proposes to register (including for this purpose a registration effected by USAT for shareholders other than SPE) any of its Common Stock under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely for the sale of securities to participants in a USAT stock plan or a registration on Form S-4 promulgated under the Act or any successor or similar form), USAT shall, at such time, promptly give SPE written notice of such registration (“Piggyback Registration Statement”). Upon the written request of SPE given within 10 days of the mailing of such notice by USAT, USAT shall cause to be included in such Piggyback Registration Statement all of the Restricted USAT Common Stock that SPE has requested be registered; provided, however, that nothing shall prevent USAT from withdrawing or abandoning such Piggyback Registration Statement prior to its effectiveness. The Restricted USAT Common Stock shall not be entitled to be included in any Piggyback Registration Statement that is filed after USAT has filed the Registration Statement, so long as such Registration Statement remains under review by the SEC and USAT continues to use all reasonable efforts to promptly respond to any comments from the SEC.

     3. Resale Volume Restrictions. SPE agrees that during any particular trading day, the number of shares of USAT Common Stock permitted to be sold by SPE shall not exceed five percent (5%) of all of the shares of Common Stock of USAT traded during that particular trading day. For example, if on a trading day an aggregate of 200,000 shares of Common Stock of USAT have been traded, SPE may only sell up to 10,000 shares of USAT Common Stock on such trading day. Until all of the shares of USAT Common Stock are resold by SPE, SPE shall deliver to USAT within 7 days after the end of each calendar month a list of how many shares of the USAT Common Stock have been sold by SPE during such calendar month together with the particular dates on which such shares were sold.

Until all of the shares of USAT Common Stock are sold by SPE, SPE shall not, directly or indirectly, engage in any short sales of the Common Stock of USAT.

     4. Securities Law Representations and Warranties. SPE represents and warrants to USAT as follows:

(a) SPE confirms that in making SPE’s decision to accept the Restricted USAT Common Stock, SPE has relied solely upon SPE's own independent investigation of USAT and not on any representations, warranties, or statements made by or on behalf of USAT (other than those made herein), and SPE believes it has received all the information it considers necessary or appropriate for deciding whether to accept the Restricted USAT Common Stock.

(b) SPE understands that SPE is accepting the Restricted USAT Common Stock without being furnished any literature or prospectus.

(c) SPE understands (i) that the Restricted USAT Common Stock has not been registered under the Act, or registered or qualified under the securities laws of the state of SPE’s domicile, (ii) except as provided in Section 2 hereof, SPE has no right to require such registration or qualification, and (iii) that therefore SPE must bear the economic risk of the investment for an indefinite period of time because the Restricted USAT Common Stock may not be sold unless so registered or qualified or unless an exemption from such registration and qualification is available.

Although USAT has agreed to use its best efforts to register for resale the Restricted USAT Common Stock with the SEC, and to use its best efforts to keep such registration statement effective, there can be no assurance that such efforts will be successful. In any such event, the Restricted USAT Common Stock would not be registered for resale under the Act, and could only be sold in reliance upon exemptions from registration under the Act.

(d) The Restricted USAT Common Stock is being accepted for SPE’s own account for investment purposes only and not for the interest of any other person and is not being accepted with a view to or for the resale, distribution, subdivision or fractionalization thereof; provided, however, that by making the representations herein, SPE does not agree to hold the Restricted USAT Common Stock for any minimum or other specific term and reserves the right to dispose of the Restricted USAT Common Stock at any time in accordance with federal and state securities laws applicable to such disposition. Although the Common Stock of USAT is currently traded on the OTC Bulletin Board under the symbol USAT, SPE also understands that there may not be any established public trading market for the sale of such securities.

(e) SPE is able to bear the economic risks related to the Restricted USAT Common Stock for an indefinite period of time (i.e., SPE is able to afford a complete loss of the Restricted USAT Common Stock).

(f) SPE recognizes that the Restricted USAT Common Stock involves a high degree of risk including those special risks set forth under the caption "Risk Factors" and “Forward Looking Statements” in Amendment No. 1 to the Form S-1 Registration Statement of the Company filed with the Commission on April 6, 2006 (No. 333-132019) all of which are incorporated herein by reference.

(g) SPE understands that SPE’s right to transfer the Restricted USAT Common Stock will be restricted as set forth on the certificate evidencing the Restricted USAT Common Stock. Such restrictions include provisions against transfer unless such transfer is not in violation of the Act, or applicable state securities laws. SPE is familiar with Regulation M promulgated under the Act and agrees to comply with his obligations thereunder. SPE is aware of the SEC staff’s position on short sales set forth in CF Tel. Interp. A.65.

(h) SPE understands that a legend may be placed on any stock certificate representing the Restricted USAT Common Stock substantially to the following effect:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES STATUTES AND REGULATIONS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES STATUTES AND REGULATIONS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

(i) SPE is an "accredited investor" as defined in Rule 501 promulgated under the Act because each of the equity owners of SPE qualifies as an accredited investor.

5. [Intentionally left blank].

6. USAT Release.

     A. Except for the obligations set forth in this Settlement Agreement, USAT does hereby fully, unconditionally, and irrevocably remise, release and forever discharge SPE and each of its former and present members, managers, officers, agents, representatives, affiliates, subsidiaries, successors, assigns, attorneys, and employees (jointly and severally, “SPE Released Party”), from any and all manner of actions, causes of actions, suits, debts, accounts, contracts, agreements, controversies, judgments, damages, claims, liabilities and demands of any nature whatsoever, whether contingent or fixed, matured or unmatured, vested or contingent, known or unknown, which it ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever, that is attributable to, arose, accrued or occurred at any time on or prior to the date hereof, including but not limited to, any claim, demand, or cause of action based upon, arising out of, or in any manner relating to the Equity Line Documents or the Action.

USAT hereby acknowledges and agrees that from and after the date of receipt by SPE of the USAT Common Stock (including but not limited to receipt of the Unrestricted USAT Common Stock without restrictive legends), each of the Equity Line Documents will be cancelled and terminated, and shall be of no further force or effect whatsoever.

For the purposes of Sections 6 and 7 hereof, the term Equity Line Documents shall mean and include each of the following: the letter of intent between USAT and SPE dated August 21, 2000; the warrant to purchase up to 12,000 shares dated August 29, 2000 registered in the name of SPE and issued by USAT; the Investment Agreement between USAT and SPE dated September 15, 2000; the Acknowledgment And Agreement dated September 15, 2000 between USAT and SPE; the Registration Rights Agreement dated September 15, 2000 between USAT and SPE; the letter between USAT and its transfer agent, American Stock Transfer & Trust Co., dated September 15, 2000; the Agreement dated September 15, 2000 between USAT and SPE (also known as the Warrant Side Agreement); the warrant to purchase up to 3,779 shares dated April 24, 2001 issued by USAT and registered in the name of SPE; and the warrant to purchase up to 290 shares dated April 19, 2001 registered in the name of SPE and issued by USAT.

     B. USAT covenants and agrees not to commence or prosecute any action or proceeding against any SPE Released Party, or to assert against any of them in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of any SPE Released Party arising out of, relating to, or based upon, in whole or in part, any matter covered by this Section 6.

     C. USAT represents and warrants to SPE that it has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action relating to any matter covered by this Section 6.

7. SPE Release.

     A. Except for the obligations set forth in this Settlement Agreement, SPE does hereby fully, unconditionally, and irrevocably remise, release and forever discharge USAT and each of its former and present directors, officers, agents, representatives, affiliates, subsidiaries, successors, assigns, attorneys, and employees (jointly and severally, “USAT Released Party”), from any and all manner of actions, causes of actions, suits, debts, accounts, contracts, agreements, controversies, judgments, damages, claims, liabilities and demands of any nature whatsoever, whether contingent or fixed, matured or unmatured, vested or contingent, known or unknown, which it ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever, that is attributable to, arose, accrued, or occurred at any time on or prior to the date hereof, including but not limited to, any claim, demand, or cause of action based upon, arising out of, or in any manner relating to the Equity Line Documents or the Action.

SPE acknowledges and agrees that from and after the date of receipt by SPE of the USAT Common Stock (including but not limited to receipt of the Unrestricted USAT Common Stock without restrictive legends), each of the Equity Line Documents will be cancelled and terminated, and shall be of no further force or effect whatsoever.

     B. SPE covenants and agrees not to commence or prosecute any action or proceeding against any USAT Released Party, or to assert against any of them in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of any USAT Released Party arising out of, relating to, or based upon, in whole or in part, any matter covered by this Section 7.

     C. SPE represents and warrants to USAT that it has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action relating to any matter covered by this Section 7.

8. Confidentilality And Non-Disparagement.

     8.1 Confidentiality. Neither USAT nor SPE nor their respective attorneys, agents, employees or representatives shall voluntarily disclose, discuss, describe, publicize or disseminate or cause to be disclosed, discussed, described, publicized or disseminated in any manner, either written or oral, directly or indirectly, any information relating to: (i) the contents, execution and all communications relating to this Agreement; (ii) the fact of the existence of this Agreement; (iii) any facts, claims, transactions or other information relating in any way to the Action and their alleged bases; (iv) their prior dealings and association; or (v) statements, legal research, briefs, identities of witnesses (whether factual or expert), memos or other matters prepared in anticipation of the Action or for the Action (collectively “Confidential Matters”).

Each of USAT and SPE warrant and represent that, as of the date of their execution of this Agreement, they have not disclosed or discussed the terms of this Agreement or any of the Confidential Matters, either directly or through others, with any person or entity except their attorneys, board members and senior management, and accountants or other tax advisors.

In the event that the either USAT or SPE is contacted by any member of any media, or any other person or entity asking to comment on any Confidential Matters, they stipulate, agree and promise that they shall say nothing more than “we have reached an amicable and mutually agreeable settlement agreement with the other party” and specifically shall not refer in any other manner to the terms or conditions of this Agreement, whether in specific or general terms.

Notwithstanding anything in this Section 8 to the contrary, nothing in this Section 8 shall apply to or prohibit or restrict USAT in any manner whatsoever (i) from making any and all legally required public disclosure of this Agreement, the terms or conditions hereof, or the settlement in a press release, Form 8-K, Form 10-Q, Form 10-K or other public filing, or in connection with the Registration Statement; or (ii) from making any disclosures legally required under a subpoena or under a request from a government agency.

     8.2 Non-Disparagement. Each of USAT and SPE agree that they will not denigrate, disparage, criticize, defame or make any false or derogatory statements or induce or attempt to influence anyone to make any such false, defamatory or derogatory statements concerning the other or the other’s current or former owners, members, attorneys, employees, officers, directors, board members, shareholders, corporate entities, partners, subsidiaries, parents, divisions, or affiliates, including without limitation any statement, oral or written, which portrays the other in an unfavorable light or subjects it to scorn, obloquy or ridicule or which would in any way reflect upon the legal liability or responsibility of the other in connection with the Action or any Confidential Matters.

     8.3 Remedy for Breach of Confidentiality and Non-Disparagement. Each of USAT and SPE agrees that the provisions of this Section 8 are of material importance and were a material inducement to their execution of this Agreement. The parties stipulate and agree that any violation of the provisions herein shall be deemed a material breach of this Agreement, and in the event either party violates any provision of this Section 8 of this Agreement, that party shall be subject to all available civil remedies, including, but not limited to, an action for damages and/or injunctive relief.

     9. Survival of Representations, Warranties, Covenants, Agreements and Remedies. All of the representations, warranties, covenants, and agreements of the parties hereto shall survive the date hereof.

     10. Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the transactions contemplated herein, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there have been no warranties, representations or promises, written or oral, made by any of the parties hereto except as expressly set forth herein. The titles and captions of the Sections of this Agreement are for the convenience of the parties only, and shall not affect, enlarge, or modify the terms and conditions of this Agreement, and shall not be considered in any manner whatsoever in the interpretation, intent, or meaning of this Agreement. This Agreement may not be orally modified. Only a modification in writing, signed by authorized representatives of both parties will be enforceable. The parties waive the right to rely on any oral representations made by the other party, whether in the past or in the future, regarding the subject matter of this Agreement.

     11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, personal representatives, successors and assigns but no party may assign its obligations hereunder.

     12. Waiver, Modification, etc. Any party to this Agreement may waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment or modification of this Agreement shall be binding unless in writing executed by the party amending or waiving such term or condition of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

     13. Notice. Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to USAT:

USA Technologies, Inc.
Suite 140, 100 Deerfield Lane
Malvern, Pennsylvania 19355
Attn: George R. Jensen, Jr.,
Chief Executive Officer

If to SPE:
Swartz Private Equity, LLC
1125 Sanctuary Parkway
Suite 275
Alpharetta, Georgia 30004
Attn: Eric S. Swartz, Manager

     14. Pennsylvania Law Controls. This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.

     15. Counterparts. This Agreement may be signed in two or more counterparts which counterparts shall constitute a single, integrated agreement binding upon all the signatories to such counterparts. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

     16. Expenses. Except as specifically provided otherwise herein, each party hereto shall pay its own expenses arising from this Agreement and the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements; provided, however, that nothing herein shall limit or otherwise modify any right of the parties to recover such expenses from the other in the event any party hereto breaches this Agreement.

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     17. Further Assurances. Each of the parties hereto shall hereafter execute and deliver such further documents and instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

     IN WITNESS WHEREOF, the parties hereto, have executed and delivered this Agreement on the day and year above written.

USA TECHNOLOGIES, INC.

By: /s/ GEORGE R. JENSEN, JR.
George R. Jensen,Jr.,
Chief Executive Officer

SWARTZ PRIVATE EQUITY, LLC

By: /s/ ERIC S. SWARTZ
Eric S. Swartz, Manager